Exhibit 99.1

Cellectar Biosciences Reports Second Quarter 2017
Financial and Corporate Performance

Madison, Wisc. (August 14, 2017) -- Cellectar Biosciences, Inc. (Nasdaq: CLRB), an oncology-focused, clinical stage biotechnology company (the “company”), today announces financial results for the second quarter of 2017. Management will host a teleconference and live webcast to review these results, including a review of corporate performance, at 5:00 PM ET today.

Summary of Q2 and Q3 2017 Accomplishments to Date

•	Announced median overall survival for Cohort 1 patients in Phase 1 study of CLR 131 in relapsed/refractory multiple myeloma exceeds 22 months

•	Signed new collaboration with Avicenna Oncology to develop new chemotherapies, which includes a preclinical side-by-side investigation of the company’s PDC platform against an antibody-drug conjugate (ADC)

•	Positive safety, tolerability and activity data observed through Cohort 3 of Phase 1 study of CLR 131 in multiple myeloma

•	Initiated fourth cohort of Phase 1 study of CLR 131 in multiple myeloma

•	Initiated NCI-supported Phase 2 clinical study of CLR 131 in multiple myeloma and other hematologic malignancies

“We have realigned our investments into programs with the greatest potential to accelerate Cellectar’s growth and development, and are encouraged by the pace of this repositioning and execution on our strategic plan,” said Jim Caruso, president and CEO of Cellectar Biosciences. “The CLR 131 clinical data observed to date have been promising and we look forward to announcing additional results from our Phase 1 and Phase 2 trials. We are also driving value creation through strategic collaborations such as the Avicenna deal to enrich the company’s small molecule pipeline with proprietary assets.”

Summary of Q2 2017 Financial Results

Research and development expenses were $2.2 million, an increase of $1.2 million from the prior year. The increase was due primarily to the initiation of our Phase 2 clinical trial in hematologic malignancies and the establishment of a secondary CLR 131 manufacturing capability, while investing to support the company’s ongoing Phase 1 relapsed/refractory multiple myeloma trial remained relatively consistent.

General and administrative expenses totaled $1.0 million, which was a $0.3 million reduction from the second quarter of 2016. The improvement was due to lower spending on professional services, particularly consulting, legal and accounting fees.

The company generated a loss from operations of $3.2 million for the three months ended June 30, 2017, while in the second quarter of 2016 the operating loss was $2.3 million; the larger loss resulted from the increase in research and development investment referenced above.

Net loss for second quarter 2017 was $3.1 million, or $0.23 per share. As of June 30, 2017, the company had $8.3 million in cash and cash equivalents on hand, as compared to December 31, 2016, when the company had $11.4 million in cash and cash equivalents. In line with previous guidance, the company estimates that available cash and cash equivalents will fund its planned operations into the second quarter of 2018. Additional capital will be required for operations beyond the second quarter of 2018.

Conference Call Details

Cellectar will be holding a conference call at 5:00 PM ET today to review Q2 2017 financial results, and corporate performance. The call may be accessed by dialing (888) 646-8293 (US domestic) or (973) 453-3065 (international), or participate via webcast at http://edge.media-server.com/m/p/apb4wvyw. The live and archived webcast can also be accessed via the company’s website at http://investor.cellectar.com/events.cfm.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is developing phospholipid drug conjugates (PDCs) designed to provide cancer targeted delivery of diverse oncologic payloads to a broad range of cancers, including sites of metastasis and cancer stem cells. Cellectar's PDC platform is based on the company's proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers. The company's lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 has been designated as an orphan drug by the US FDA and is currently being evaluated in a Phase 1 clinical study in patients with relapsed or refractory multiple myeloma and a Phase 2 clinical study to assess efficacy in a range of B-cell malignancies. The company is also developing proprietary PDCs for targeted delivery of chemotherapeutics and has several preclinical stage product candidates, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts. For more information please visit www.cellectar.com.

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This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2016. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

CONTACT:
Jules Abraham
JQA Partners
917-885-7378
jabraham@jqapartners.com